UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

SEACHANGE INTERNATIONAL, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Explanatory Note

On April 17, 2023, SeaChange International, Inc. (“SeaChange” or the “Company”) filed with the U.S. Securities and Exchange Commission its Definitive Proxy Statement on Schedule 14A (the “Proxy Statement”) for SeaChange’s 2023 annual meeting of stockholders to be held on May 19, 2023 (the “Annual Meeting”). At the Annual Meeting, the Company’s stockholders are being asked to approve an amendment to the Company’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”), to effect, at the discretion of the Company’s Board of Directors (the “Board”), a reverse stock split (the “Reverse Stock Split”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”), at a ratio in the range of 1-for-15 to 1-for-25, with such ratio to be determined at the discretion of the Board. The form of the proposed amendment to the Certificate of Incorporation attached to the Proxy Statement as Appendix A (the “Prior Certificate of Amendment”) erroneously states that, following the Reverse Stock Split, the Company’s authorized capital stock will consist of 55,000,000 shares, including 50,000,000 shares of Common Stock and 5,000,000 shares of preferred stock, par value of $0.01 per share.

This proxy statement supplement (this “Supplement”) is being filed solely to update the Proxy Statement by replacing the Prior Certificate of Amendment with the revised form of amendment to the Certificate of Incorporation attached to this Supplement as Appendix A (the “Revised Certificate of Amendment”). The Revised Certificate of Amendment correctly states that, following the Reverse Stock Split, the Company’s authorized capital stock will consist of 105,000,000 shares, including 100,000,000 shares of Common Stock and 5,000,000 shares of preferred stock, par value of $0.01 per share.

This Supplement should be read in conjunction with the Proxy Statement. Except as described herein, this Supplement and the Appendix A attached hereto do not modify, amend, supplement, or otherwise affect the Proxy Statement.

If you have already voted, you do not need to vote again unless you would like to change or revoke your prior vote on any proposal. If you would like to change or review your prior vote on any proposal, please refer to the Proxy Statement for instructions on how to do so.

Appendix A

FORM OF CERTIFICATE OF AMENDMENT

TO THE

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

SEACHANGE INTERNATIONAL, INC.

Pursuant to Section 242 of the

General Corporation Law of the State of Delaware

SeaChange International, Inc. (hereinafter called the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

At a meeting held on April 6, 2023 a resolution was duly adopted by the Board of Directors of the Corporation pursuant to Section 242 of the General Corporation Law of the State of Delaware setting forth an amendment to the Certificate of Incorporation of the Corporation and declaring said amendment to be advisable. The stockholders of the Corporation duly approved said proposed amendment at a special meeting of stockholders held on May 19, 2023, in accordance with Section 242 of the General Corporation Law of the State of Delaware. The resolution setting forth the amendment is as follows:

RESOLVED:	That Article FOURTH of the Amended and Restated Certificate of Incorporation of the Corporation, as amended to date, be and hereby is further amended by deleting the first paragraph thereof and inserting in its place the following:

“The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 105,000,000 shares, consisting of 100,000,000 shares of Common Stock with a par value of $.01 per share (the “Common Stock”) and 5,000,000 shares of Preferred Stock with a par value of $.01 per share (the “Preferred Stock”).

That, effective at 5:00 p.m., Eastern Time, on the filing date of this Certificate of Amendment to the Amended and Restated Certificate of Incorporation (the “Effective Time”), a one-for-[15 to 25] reverse stock split of the Corporation’s Common Stock shall become effective, pursuant to which each [15 to 25] shares of Common Stock outstanding and held of record by each stockholder of the Corporation (including treasury shares) immediately prior to the Effective Time (“Old Common Stock”) shall be reclassified and combined into one share of Common Stock automatically and without any action by the holder thereof upon the Effective Time and shall represent one share of Common Stock from and after the Effective Time (“New Common Stock”).

No fractional shares of New Common Stock will be issued in connection with the reverse stock split. Stockholders of record who otherwise would be entitled to receive fractional shares, will be entitled to rounding up of their fractional shares to the nearest whole share of New Common Stock. No stockholders will receive cash in lieu of fractional shares.

Each holder of record of a certificate or certificates for one or more shares of the Old Common Stock shall be entitled to receive as soon as practicable, upon surrender of such certificate, a certificate or certificates representing the largest whole number of shares of New Common Stock to which such holder shall be entitled pursuant to the provisions of the immediately preceding paragraphs. Any certificate for one or more shares of the Old Common Stock not so surrendered shall be deemed to represent one share of the New Common Stock for each [15 to 25] shares of the Old Common Stock previously represented by such certificate.”

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its Chief Executive Officer this [    ] day of [            ], 2023.

SEACHANGE INTERNATIONAL, INC.

By:	/s/ Peter Aquino
NAME: PETER AQUINO
TITLE: CHIEF EXECUTIVE OFFICER

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